Exhibit 99.1

DSW Inc. Announces Resignation of Chief Financial Officer, Appoints Interim CFO

COLUMBUS, Ohio, June 6, 2016- DSW Inc. (NYSE: DSW), announced that Mary Meixelsperger, DSW’s Senior Vice President and Chief Financial Officer, has resigned from the Company effective on June 10, 2016 to pursue another opportunity.

DSW has promoted Jared Poff to Senior Vice President, Finance, and interim Chief Financial Officer, effective June 10, 2016. Mr. Poff has served as Vice President of Finance, Business Development and Treasurer of DSW since January 2015, which role includes responsibilities in financial reporting and accounting operations. Prior to joining DSW, Mr. Poff served as Vice President, Treasurer at Big Lots, Inc. since February 2004. Mr. Poff holds a Bachelor of Business Administration degree from Bowling Green State University and a Master of Business Administration from Franklin University.

DSW has formed a search committee to assess internal and external candidates for the Chief Financial Officer position.

About DSW Inc.

DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer footwear and accessories for women, men and kids. As of June 7, 2016 DSW operated 481 stores in 42 states and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 385 leased locations in the United States.

SOURCE DSW Inc.

For further information: Christina Cheng, Senior Director for Investor Relations, investorrelations@dswinc.com